Exhibit 99.06

April 18, 2006

Board of Directors

Albertson’s, Inc.

250 Parkcenter Blvd.

Boise, Idaho 83726

RE:	Amendment No. 1 to the Registration Statement on Form S-4 of
SUPERVALU INC. and New Albertson’s, Inc.

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 22, 2006, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (“New Albertsons Common Stock”), of New Albertson’s, Inc. (“New Albertsons”) (formerly the holders of shares of common stock, par value $1.00 per share, of Albertson’s, Inc. (“Albertsons”)) of the Consideration (as defined in our opinion letter) to be received by the holders of shares of New Albertsons Common Stock pursuant to the Agreement and Plan of Merger, dated as of January 22, 2006, by and among SUPERVALU INC. (“SUPERVALU”), Emerald Acquisition Sub, Inc., a wholly owned subsidiary of SUPERVALU, Albertsons, New Albertsons and New Diamond Sub, Inc., a wholly owned subsidiary of New Albertsons.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Albertsons in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Albertsons has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “SUMMARY — Opinions of Our Financial Advisors — Opinions of Albertsons’ Financial Advisors” and “THE MERGERS — Opinions of Albertsons’ Financial Advisors” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)